Exhibit 5.1

December 16, 2020	Our Ref: RN/NN/G3415-A01673
GAN Limited Third Floor Park Place 55 Par La Ville Road Hamilton HM 11 Bermuda

Dear Sirs

GAN Limited

We have been asked to provide this legal opinion to you with regard to the laws of Bermuda in connection with the offer and sale by GAN Limited, a Bermuda exempted company limited by shares (the “Company”), of 6,790,956 ordinary shares, par value US$0.01 each (“New Ordinary Shares”), and the offer and sale by the selling shareholders as named in the Prospectus (as defined below) (the “Selling Shareholders”) of an aggregate of 383,500 ordinary shares, par value US$0.01 each (the “Sale Shares” and, together with the New Ordinary Shares, the “Ordinary Shares”) in the capital of the Company, pursuant to a registration statement on Form F-1 (File No. 333-251163) (as amended, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission on 7 December 2020, under the Securities Act of 1933 (as amended), and the related prospectus that forms part of the Registration Statement (the “Prospectus”). Of the Sale Shares to be sold by the Selling Shareholders, up to 163,500 of the Sale Shares shall be purchased by the Selling Shareholders prior to their sale in accordance with the terms of the Option Agreement (the “Option Shares”).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Bermuda Barristers and Attorneys and express no opinion as to any laws other than the laws of Bermuda in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that:

(a)	the Sale Shares have been duly authorised and are validly issued, fully paid and non-assessable;

(b)	the New Ordinary Shares will be, when issued and paid for as contemplated by the Registration Statement and the Prospectus, duly authorised and validly issued, fully paid and non-assessable; and

Walkers

Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda

T +1 441 242 1500 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

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(c)	the Option Shares will be, when issued and paid for as contemplated by the Option Agreement, duly authorised and validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is addressed to you in connection with the sale of the Ordinary Shares as described in the Registration Statement and the Prospectus and is not to be relied upon in respect of any other matter. We understand that the Company wishes to file this opinion as an exhibit to the Registration Statement as Exhibit 5.1, to be filed on the date of this opinion, and to reference this firm under the captions “Cautionary Statement on Service of Process and the Enforcement of Civil Liabilities” and “Legal Matters” in the Prospectus, which will be deemed to be a part of the Registration Statement, and we hereby consent thereto.

This opinion shall be construed in accordance with the laws of Bermuda.

Yours faithfully

/s/ WALKERS (BERMUDA) LIMITED

WALKERS (BERMUDA) LIMITED

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 13 December 2019, Memorandum of Association as registered on 13 December 2019, Amended and Restated bye-laws adopted on 14 April 2020, register of members dated 11 December 2020 provided by Continental Stock Transfer & Trust Co and register of directors and officers of the Company dated 15 December 2020 (together the “Company Records”).

2.	A copy of executed minutes of a meeting of the board of directors of the Company dated 13 April 2020, 2 May 2020 and 3 December 2020 setting out the resolutions adopted at such meeting and a copy of the executed shareholder resolutions of the Company dated 2 May 2020 (the “Resolutions”).

3.	A copy of the executed GAN plc share option plan 2017 option agreement dated 11 July 2017 between GAN plc and Simon Knock and an option rollover agreement dated 16 May 2020 between the Company and Simon Knock (together the “Option Agreement”).

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Schedule 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside Bermuda which would be contravened by the execution or delivery of the Registration Statement, Prospectus or Option Agreement and, insofar as any obligation expressed to be incurred under the Registration Statement, Prospectus and Option Agreement is to be performed in or is otherwise subject to the laws of any jurisdiction outside Bermuda, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Registration Statement, Prospectus and Option Agreement are genuine and are those of a person or persons given power to execute the Registration Statement, Prospectus and Option Agreement under the Resolutions or any power of attorney given by the Company to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Registration Statement, Prospectus and Option Agreement conform in every material respect to the latest drafts of the same produced to us.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum of Association and Bye-laws of the Company to be recorded therein are so recorded.

4.	The Resolutions were duly adopted at duly convened and quorate meetings of the board of directors of the Company and such meetings were held and conducted in accordance with the Memorandum and Bye-laws.

5.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each member of the Company in respect of the member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

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Schedule 3

QUALIFICATIONS

1.	We express no opinion upon any provisions in the Registration Statement, Prospectus and the Option Agreement which contains a reference to any law or statute that is not a Bermudian law or statute.

2.	Except as explicitly stated in this opinion, we express no opinion in relation to any representation or warranty contained in the Registration Statement, Prospectus and the Option Agreement nor upon matters of fact or the commercial terms of the transactions contemplated by the Registration Statement, Prospectus and the Option Agreement.

3.	“Non-assessability” is not a legal concept under Bermuda law. Reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be:

(a)	obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and

(b)	bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.